Exhibit 10.1

Asset Purchase Agreement

by and among

BioPower Operations Corporation

and

Rafael Ben Shaya, Troy MacDonald, Adam Benchaya, Thomas Perez, Tom Saban, and Edouard Pouchoy

i

ii

ASSET PURCHASE AGREEMENT

Dated as of June 28, 2021

This Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and among (i) BioPower Operations Corporation, a Nevada corporation (the “Company”); and (ii) each of the individuals set forth on the signature page to this Agreement (the “Sellers”). Each of the Company and the Sellers may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Company agrees to acquire from Sellers certain Assets (as defined below) and certain HyFi Tokens (as defined below) in exchange for the issuance by the Company to Sellers of certain Series C Convertible Preferred Shares (as defined below) as further provided in, and pursuant to the terms and conditions of, this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Acquisition” has the meaning set forth in Section 2.02(c).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)	“Arbitrator” has the meaning set forth in Section 7.01(a).

(f)	“Assets” has the meaning set forth in Section 2.02(a).

(g)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(h)	“Bill of Sale” has the meaning set forth in Section 2.04.

(i)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(j)	“Cap” means $100,000.

(k)	“Cash Consideration” has the meaning set forth in Section 2.02(a).

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(l)	“Closing Date” has the meaning set forth in Section 2.03.

(m)	“Closing” has the meaning set forth in Section 2.03.

(n)	“Code” has the meaning set forth in the recitals hereto.

(o)	“Company Indemnified Party” has the meaning set forth in Section 6.01.

(p)	“Company” has the meaning set forth in the introductory paragraph hereto.

(q)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

(r)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(s)	“Direct Claim” has the meaning set forth in Section 6.03(c).

(t)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(u)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)	“Form 8-K” has the meaning set forth in Section 7.08.

(x)	“HyFi Platform” means a decentralized finances (DeFi) exchange marketplace using the Blockchain platform technology. The DeFi principles are based on an ecosystem of financial services utilizing tokenization and NFTs for production, licenses, projects and commodities across vertical and horizontal markets.

(y)	“HyFi Tokens” means the governance/utility virtual token to be used as a means of payment on the HyFi Platform.

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(z)	“Indemnified Party” has the meaning set forth Section 6.03.

(aa)	“Indemnifying Party” has the meaning set forth Section 6.03.

(bb)	“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, limited liability company names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

(cc)	[Intentionally Omitted].

(dd)	“Knowledge of Sellers” means the knowledge, after and assuming due inquiry, of Sellers.

(ee)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(ff)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(gg)	“Losses” and “Loss” has the meaning set forth in Section 6.01.

(hh)	“Material Adverse Effect” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), assets, net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(ii)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(jj)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(kk)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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(ll)	“Personal Data” has the meaning set forth in Section 3.11(a).

(mm)	“Privacy Laws” has the meaning set forth in Section 3.11(a).

(nn)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(oo)	[Intentionally Omitted].

(pp)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(qq)	“Seller Indemnified Party” has the meaning set forth in Section 6.02.

(rr)	“Sellers” has the meaning set forth in the introductory paragraph hereto.

(ss)	“Series C Convertible Preferred Shares” shall mean a series of the Company’s authorized preferred stock, no par value per share, which shall have the designations, preferences, and rights (including but not limited to conversion into the Company’s common stock) as provided in the Series C Certificate of Designation (as defined in this Agreement).

(tt)	“Series C Certificate of Designation” shall mean a certificate of designations, preferences, and rights of the Series C Convertible Preferred Shares attached as Exhibit E to this Agreement.

(uu)	“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(vv)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ww)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

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(xx)	“Third-Party Claim” has the meaning set forth in Section 6.03(a).

(yy)	“Transaction Documents” means this Agreement, the Employment Agreement, the Bill of Sale, Share Redemption Agreement, Note, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(zz)	“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. CERTAIN AGREEMENTS AND ASSET ACQUISITION

Section 2.01 Certain Agreements. On the Closing Date, the Company and Robert Kohn shall enter into the Employment Agreement attached hereto as Exhibit B (the “Employment Agreement”). On or before the date that is sixty (60) calendar days after the Closing Date, the Company shall file the Series C Certificate of Designation with the State of Nevada. On the Closing Date, the Company and China Energy Partners, LLC, a Florida limited liability company (“CEP”), shall enter into the share redemption agreement attached hereto as Exhibit F (the “Share Redemption Agreement”) with respect to the Company’s redemption of 1 share of the Company’s Series A Preferred Stock from CEP. On the Closing Date, as provided in the Share Redemption Agreement, the Company shall issue that certain senior promissory note in the principal amount of $1,000,000.00 to CEP, a form of which is attached hereto as Exhibit G (the “Note”).

Section 2.02 Asset Acquisition; Preferred Issuance; and Other Consideration.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, all of the Assets. The “Assets” shall be comprised of the goodwill, intellectual property, business proprietary know-how and trade secrets, intangible property and other assets of Sellers’ business with respect to HyFi, as further described in Exhibit D to this Agreement, and any and all rights of Sellers in and to the foregoing, and all of the other rights of Sellers relating to the Assets, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description. In addition, on the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall pay an aggregate of $300,000.00 (the “Cash Consideration”) to the Company, in immediately available funds via wire transfer pursuant to wire instructions provided by the Company to the Sellers, as well as transfer 400,000,000 HyFi Tokens to the Company (the “HiFi Token Consideration”) free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description.

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(b)	In exchange for the sale of the Assets to the Company by the Sellers and the Cash Consideration, the Company shall issue 900,000 shares of Series C Convertible Preferred Shares (the “Sellers Series C Convertible Preferred Shares”) to the Sellers within thirty (30) calendar days after the State of Nevada provides written confirmation, in the form of a file stamped copy, of the filing of the Series C Certificate of Designation with the State of Nevada, as provided on Exhibit A to this Agreement.

(c)	The transactions as set forth in this Section 2.02, subject to the other terms and conditions herein, are referred to collectively herein as the “Acquisition.”

Section 2.03 Closing. The closing of the Transactions (the “Closing”) shall occur on the Closing Date immediately following the execution of this Agreement via the exchange of electronic documents and other items as required in this Agreement.

Section 2.04 Sellers Deliverables at the Closing. At the Closing, Sellers shall pay to the Company the Cash Consideration as set forth in Section 2.02(a) and shall deliver to the Company the HiFi Token Consideration as set forth in Section 2.02(a), Agreement, and the Bill of Sale in the forms as attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Sellers, together with such additional instruments of transfer duly executed in blank and with all required transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the Assets to be transferred to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at Sellers’ expense, affixed.

Section 2.05 Company Deliverables at the Closing. At the Closing the Company shall deliver to the Sellers the Agreement, the Employment Agreement, Share Redemption Agreement, Note, and the Bill of Sale, each duly executed by an authorized officer of the Company.

Section 2.06 Additional Documents. At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07 Conveyance Taxes. Sellers will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions.

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Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to, and to obtain the reliance of the Company, the Sellers represent and warrant to the Company, as of the Closing Date, except as set forth in the schedules of exceptions to the representations of the Sellers delivered to the Company on the Closing Date (“Disclosure Schedules”) as follows:

Section 3.01 No Record of Bankruptcy or Felony. Sellers are natural persons doing business primarily from the address set forth in the introductory paragraph to this Agreement. Sellers have not filed for bankruptcy within ten years of the Closing Date, and has not been charged with, pled nolo contendere to, nor been found guilty of, a felony or any crime involving fraud or any crime of moral turpitude.

Section 3.02 Valid Obligation. This Agreement and all Transaction Documents executed by Sellers in connection herewith constitute the valid and binding obligations of Sellers, as applicable, enforceable in accordance with its or their terms, subject to the Enforceability Exceptions.

Section 3.03 No Conflict With Other Instruments. The execution of this Agreement by Sellers and the consummation of the Transactions by Sellers will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Sellers are a party or to which any of their respective assets, properties or operations are subject.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Sellers requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers after reasonable investigation, threatened by or against Sellers or affecting Sellers or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Sellers have no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.06 Compliance With Laws and Regulations. Sellers have complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Sellers or except to the extent that noncompliance would not result in the occurrence of any material liability for Sellers.

Section 3.07 Regulatory Permits. Sellers possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect, and Sellers have not received any notice of proceedings relating to the revocation or modification of any such permit.

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Section 3.08 Contracts.

(a)	Section 3.08(a) of the Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments involving any of the Assets in any manner or to which any of the Assets are bound and, in the case of oral agreements, Section 3.08(a) of the Disclosure Schedules contains a description thereof.

(b)	Sellers own, license or have rights to use any and all intellectual property and technology used in Sellers’ business, and to the Knowledge of Sellers, Sellers’ use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

Section 3.09 Ownership of Assets.

(a)	Sellers are, and on the Closing Date will be, the record and beneficial owner of the Assets free and clear of all Liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Sellers are not subject to, or a party to, any agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Sellers or by the Company.

(b)	Upon delivery to Company of the Bill of Sale, Company will acquire lawful, valid and marketable title to the Assets free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

(c)	Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein.

Section 3.10 Assets.

(a)	The Sellers are in compliance with and have not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other contract to which the Sellers are a party or are otherwise bound relating to any of the Assets, nor to the Knowledge of Sellers has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). The Sellers are not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Sellers or the Company, as successor to the Sellers, in the Assets.

(b)	No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Sellers of any of the Assets owned or purported to be owned by the Sellers or (ii) to the effect that any Asset or the conduct of the business of the Sellers, including the development, marketing, sale and support of the Assets, has infringed or does or will infringe or constitute a misappropriation of any Intellectual Property or other proprietary or personal right of any Person have been asserted or, to the Knowledge of Sellers, threatened by any Person against the Sellers, nor does there exist any valid basis for such a claim. There are no Actions, including interference, re-examination, reissue, opposition, nullity, or cancellation Actions pending that relate to any of the Intellectual Property and to the Knowledge of Sellers no such Actions are threatened or contemplated by any Authority or any other Person. All Intellectual Property is valid and subsisting. To the Knowledge of Sellers, there is no unauthorized use, infringement, or misappropriation by any third party or employee of any Assets owned by the Sellers.

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(c)	The Sellers have obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Assets owned by the Sellers valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to the Sellers and have delivered true and complete copies of such assignments to Company. No former employee, current employee, consultant or former consultant of the Sellers has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Sellers. All amounts payable by the Sellers to consultants and former consultants involved in the development of any Assets owned or purported to be owned by the Sellers have been paid in full.

(d)	The Sellers have not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Assets. No person has any right to receive, access or use any such source code. All source code referred to in this Section 3.10(d) is maintained in a source code management system with commercially reasonable revision history, management, tracking and security measures and safeguards, and such source code and associated documentation have been written in a commercially reasonable manner so that they may be understood, modified, used and maintained by a reasonably skilled and competent programmer. The Sellers have taken commercially reasonable measures to protect their ownership of, and rights in, all Assets owned by the Sellers in accordance with customary industry practices.

(e)	The Assets do not contain (i) any instructions, algorithms, computer code or other device or feature designed to disrupt, disable, prevent or harm in any manner the operation of any Software, data or hardware, including any lockout or similar license control functionality or (ii) any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, or other disabling device, code, design or routine) that maliciously causes or is intended to cause harm to any Software, data or hardware, including any such device or feature intended to (1) cause any Software, data or hardware to be erased, modified, damaged, or rendered inoperable or otherwise incapable of being used, as applicable, (2) replicate or propagate itself throughout other Software, data or hardware, (3) alter or usurp the normal operation of any Software or hardware, (4) search for and consume memory within a computer or system or (5) transmit data, in each case, either automatically, with the passage of time or upon command by any Person other than the proper user.

(f)	The Sellers have not (i) transferred ownership of, or granted any exclusive license with respect to, any Assets to any other Person or (ii) granted any customer the right to use any Asset or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes. No funding, facilities or personnel of any educational institution or Authority were used, directly or indirectly, to develop or create, in whole or in part, any Assets.

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(g)	To the Knowledge of Sellers, there is no governmental prohibition or restriction on the use of any Assets in any jurisdiction in which the Sellers currently conduct or has conducted business or on the export or import of any of the Assets from or to any such jurisdiction.

(h)	The Sellers have never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Assets.

Section 3.11 Privacy and Data Protection.

(a)	Each of the Sellers and its Affiliates has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”), including the California Consumer Privacy Act of 2018 as amended, the 2016 General Data Protection Regulation of the European Union as amended, and the Health Insurance Portability and Accountability Act of 1996 as amended, and all implementing regulations and including with respect to the privacy of Sellers’ employees, consumers and any users of the Sellers’ products, services, apps and websites. “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

(b)	There has been no loss, damage, to the Knowledge of Sellers, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other incident involving Personal Data or confidential information maintained by or on behalf of the Sellers, nor any complaints or claims asserted by any Person (including any Authority) related to the Processing of Personal Data or confidential information by the Sellers or by another Person (including any Sellers) processing Personal Data or confidential information on behalf of the Sellers, and (ii) to the Knowledge of Sellers, there has been no legal proceeding brought by any Person that any product or service of the Sellers was the cause of, or a contributing cause of, or facilitated, any incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that the Sellers was otherwise liable for any incident or violation of any Privacy Law. Each of the Sellers and its Affiliates has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

(c)	The Assets do not (i) contain any defect, vulnerability, or error (including any defect, vulnerability, or error relating to or resulting from the display, manipulation, Processing, storage, transmission, or use of any data) that materially adversely affects Personal Data or confidential information or the use, functionality, or security, or performance of the Sellers’ information technology hardware and Software; (ii) fail to materially comply with any applicable warranty or other contractual commitment relating to the Personal Data or confidential information or the use, functionality, security, or performance of the Sellers’ information technology hardware and software; or (iii) contain any malicious code designed or intended to perform any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device; or (2) damaging, destroying, disclosing, or misusing any data (including Personal Data and confidential information) or file. The Sellers maintain appropriate safeguards designed to prevent occurrence of the defects, vulnerabilities, errors, malicious code, and noncompliance referenced in the preceding sentence.

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Section 3.12 Restrictions on Business Activities. There is no Contract or Order to which the Sellers are a party or otherwise binding upon the Sellers that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of Company following the Closing, any acquisition or disposition of material property (tangible or intangible) by the Sellers, the conduct of business by the Sellers, as currently conducted, or otherwise limiting in a material respect the freedom of the Sellers or the Company, following the Closing, to engage in any line of business or to compete with any Person.

Section 3.13 Approval of Agreement. Sellers are the only selling party required to authorize the execution and delivery of this Agreement and Sellers have approved this Agreement and the Transactions.

Section 3.14 Disclosure. All disclosure provided to the Company regarding Sellers, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of Sellers with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.15 No Brokers. The Sellers have not retained any broker or finder in connection with any of the Transactions, and the Sellers have not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Section 3.16 Investor Representations. Sellers are sophisticated and have conducted a due diligence investigation to Sellers’ satisfaction with respect to the Company, including but not limited to a full and complete review of the books and records, contracts, facilities, and personnel of the Company. Such Sellers understand and agree that the consummation of the Transactions including the delivery of the Sellers Series C Convertible Preferred Shares to such Sellers as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Sellers Series C Convertible Preferred Shares being acquired by such Sellers are being acquired by such Sellers for such Sellers’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. The Sellers are each an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (“Accredited Investor”). Such Sellers have been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such Sellers requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions. Such Sellers understand that the Sellers Series C Convertible Preferred Shares are being offered and sold to such Sellers in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of such Sellers to acquire the Sellers Series C Convertible Preferred Shares. Such Sellers and Sellers’ advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Sellers Series C Convertible Preferred Shares which have been requested by such Sellers or Sellers’ advisors. Such Sellers and Sellers’ advisors, if any, have been afforded the opportunity to ask questions of the Company. Such Sellers understand that the Sellers investment in the Sellers Series C Convertible Preferred Shares involves a significant degree of risk. Such Sellers are not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein. Such Sellers understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Sellers Series C Convertible Preferred Shares. Such Sellers understands that (i) the sale or re-sale of the Sellers Series C Convertible Preferred Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Sellers Series C Convertible Preferred Shares may not be transferred unless (a) the Sellers Series C Convertible Preferred Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such Sellers shall have delivered to the Company, at the cost of such Sellers, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Sellers Series C Convertible Preferred Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Sellers Series C Convertible Preferred Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Sellers who agree to sell or otherwise transfer the Sellers Series C Convertible Preferred Shares only in accordance with the Transaction Documents and who is an Accredited Investor, (d) the Sellers Series C Convertible Preferred Shares are sold pursuant to Rule 144 or other applicable exemption, or (e) the Sellers Series C Convertible Preferred Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Sellers shall have delivered to the Company, at the cost of such Sellers, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Sellers Series C Convertible Preferred Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule 144 and further, if said Rule 144 is not applicable, any re-sale of such Sellers Series C Convertible Preferred Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Sellers Series C Convertible Preferred Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Sellers Series C Convertible Preferred Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. Such Sellers understand that the Sellers Series C Convertible Preferred Shares, until such time as the Sellers Series C Convertible Preferred Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Sellers Series C Convertible Preferred Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Sellers Series C Convertible Preferred Shares. The legend(s) referenced in this Section 3.16 of this Agreement shall be removed and the Company shall issue a certificate without such legend or electronically deliver such Sellers Series C Convertible Preferred Shares without such legend to the holder of any Sellers Series C Convertible Preferred Shares, if, unless otherwise required by applicable state securities Laws, (a) the Sellers Series C Convertible Preferred Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Sellers Series C Convertible Preferred Shares may be made without registration under the Securities Act. Such Sellers agree to sell all Sellers Series C Convertible Preferred Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

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Article IV. REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to, and to obtain the reliance of Sellers, the Company represents and warrant to the Sellers, as of the Closing Date, as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the articles of incorporation and bylaws of the Company as in effect on the Closing Date and has taken all action required by such document or by Law or otherwise to authorize the execution and delivery of this Agreement.

Section 4.02 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, subject to the Enforceability Exceptions.

Section 4.03 No Conflict With Other Instruments. The execution of this Agreement by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

Section 4.06 No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article V. ADDITIONAL COVENANTS OF THE PARTIES

Section 5.01 Resignations and Appointments. Prior to the Closing Date, Bonnie Nelson shall resign from the position of member of the Company’s Board of Directors. On the Closing Date, Robert Kohn shall resign from the position of Chief Executive Officer of the Company. On the Closing Date, Robert Kohn shall be appointed as Chief Financial Officer of the Company. On the Closing Date, Troy MacDonald shall be appointed as Chief Executive Officer and Chairman of the Board of Directors of the Company. On the Closing Date, Adam Benchaya shall be appointed as President, Chief Marketing Officer, and a member of the Board of Directors of the Company. On the Closing Date, Thomas Perez shall be appointed as a member of the Board of Directors of the Company.

Section 5.02 Non-Competition; Non-Solicitation.

(a)	For a period of five years following the Closing, or for such shorter period as expressly set forth below, the Sellers agree not to, and shall cause any of his representatives or Affiliates not to, directly or indirectly through any Person or contractual arrangement engage in any business activity with, have any economic or ownership interest in or loan any money to, or perform any services or provide any advice for, any person, firm, corporation, business or entity (whether as a shareholder, member, partner, investor, proprietor, principal, agent, security holder, trustee, beneficiary, creditor lending credit or money for the purpose of establishing or operating any such business or otherwise, alone or in association with any other Person or entity) which is the same as, substantially similar to, or substantially competitive with, the HyFi business of Company and its Affiliates as further described in Exhibit D to this Agreement.

(b)	Sellers covenant and agree that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Sellers shall not, for themselves or any third party, directly or indirectly, (i) divert from any of the Company or any of its Affiliates any business of any kind in which either the Sellers were engaged with respect of any HyFi business as further described in Exhibit D to this Agreement, or the Company or its Affiliates were engaged in at the Closing, including, without limitation, the solicitation or inducement of or interference with, any past, existing or prospective client, customer or source of financing of the Sellers, any of the Company or any Affiliate of the Company, (ii) employ or solicit for employment any person employed by any the Company or any Affiliate of the Company or induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or any Affiliate of the Company for any reason whatsoever, unless such person will have ceased to be employed or engaged by the Company or any Affiliate of the Company for a period of at least six months prior thereto; (iii) attempt to do any of the foregoing.

(c)	Sellers agree that Sellers will not disparage any of the Company or any Affiliate of the Company in any way that could adversely affect the goodwill, reputation or business relationships of the HyFi business (as further described in Exhibit D to this Agreement) of the Company or any Affiliate of the Company with the public generally, or with any of their customers, suppliers or employees.

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(d)	Sellers acknowledge and agree that Sellers’ compliance with the covenants contained in this Section 5.02 hereof is necessary to protect the value of the ongoing business and assets (including the goodwill) and other proprietary interests being acquired pursuant to this Agreement. The Sellers further acknowledge and agree that a breach of the covenants in this Section 5.02 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and agrees that in the event of any breach or threatened breach of such covenants, the Company shall be entitled to interim relief in the form of a temporary restraining order, preliminary injunction or injunction and to have such covenants specifically enforced by any court having equity jurisdiction in addition to such other and further relief as may be proper.

(e)	Subject to Section 5.02(a), it is the intention of the parties hereto that the scope and effect of the covenants contained in this Section 5.02 shall be as broad in time and geography, and in all other respects, as is permitted pursuant to applicable Law. The provisions of this Section 5.02 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of this Section 5.02 shall be held to restrict competition to a greater degree than is permitted by applicable Law or to be invalid or otherwise unenforceable, in whole or in part, such term or provision shall be adjusted rather than voided, and the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby, and shall remain in full force and effect to the maximum extent possible.

Section 5.03 Issuances of Common Stock and Common Stock Equivalents. Beginning on the Closing Date and continuing through the date that is one (1) year after the Closing Date, the Company shall not issue any (i) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), or (ii) any Common Stock Equivalents (as defined in this Agreement), in each case except with respect to an Exempt Transaction (as defined in this Agreement). “Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. An “Exempt Transaction” means the (A) issuance of Common Stock pursuant to the Common Stock Equivalents disclosed on Exhibit H to this Agreement; (B) the issuance of Series C Convertible Preferred Shares; and (C) the issuance of Common Stock to any third party if such third party is irrevocably and contractually prohibited from effectuating a sale of, transfer of, lien on, encumbrance on or other disposition of all of such Common Stock for at least one (1) year after the issuance of such Common Stock to the respective third party.

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Article VI. INDEMNIFICATION

Section 6.01 Indemnification of Company. The Sellers hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company and its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Sellers contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of Sellers for any period on or prior to the Closing Date. Additionally, in exchange for the consideration exchange in this Asset Purchase Agreement, the Sellers hereby expressly agrees to waive, release and forever dismiss the Company and the Company’s respective agents, past and present employers, employees, officers, directors, representatives, shareholders, proxies, attorneys, insurers, direct and/or indirect insurance carriers, clients, parent and affiliated entities, successors, heirs, estate, and assigns, from any and all claims, counterclaims, demands, actions, causes of action, liabilities, obligations, damages, suits, controversies, executions, expenses, liens and claims of any and every kind whatsoever at law, in equity or otherwise, whether known or unknown, foreseen or unforeseen, arising out of Company’s actions that occurred during the entire time period preceding the closing of the transactions contemplated by this Agreement. The release in the immediately preceding sentence includes anything that has happened up to the closing of the transactions contemplated by this Agreement, including but not limited to any and all claims arising out of the Company’s management, ownership, and operation of the Company’s business. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph or any other paragraph of this Agreement shall in any way constitute a release by any party regarding any breach of this Agreement and/or their right to enforce the terms of this Agreement.

Section 6.02 Indemnification of the Sellers. The Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Sellers and Sellers’ respective employees, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 6.03 Procedure. The following shall apply with respect to all claims by any Seller Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Seller Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the Sellers, as applicable):

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(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.04 Periodic Payments. Any indemnification required by this Article VI for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 6.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 6.06 Time Limit. The obligations of the Sellers and the Company under Section 6.01 and Section 6.02 shall expire two (2) years from the Closing Date, except as otherwise expressly provided for in this Agreement or with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VI which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 6.07 Certain Limitations. The indemnification provided for in Section 6.01 and Section 6.02 shall be subject to the following limitations:

(a)	The Sellers shall not be liable to the Company Indemnified Parties for indemnification under Section 6.01 until the aggregate amount of all Losses in respect of indemnification under Section 6.01 exceeds $10,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	The Company shall not be liable to the Seller Indemnified Parties for indemnification under Section 6.02 until the aggregate amount of all Losses in respect of indemnification under Section 6.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap.

Section 6.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VI, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

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Article VII. MISCELLANEOUS

Section 7.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and Sellers shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)	The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Miami-Dade County, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 7.01(c).

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(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Miami-Dade County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Miami-Dade County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 7.03 Waiver of Jury Trial.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.03(a).

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(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 7.04 Limitation on Damages. To the fullest extent permitted by law and notwithstanding anything to the contrary herein, in no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 7.05 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to any Company Party, to:

BioPower Operations Corporation
Robert Kohn, CEO
6219 Kings Gate Circle
Delray Beach, Florida 33484
Email: rkohn7@gmail.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC
Attn: Laura Anthony
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
Email: LAnthony@anthonypllc.com

If to Sellers, to:

Troy MacDonald, COO

Email: tmacdonald@hyfi-corp.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

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Section 7.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.07 Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 7.08 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties. If the Company is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the Transactions (the “Form 8-K”), then the Company shall file such Form 8-K within the required timeframe pursuant to the Exchange Act. Other than the Form 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures relating to this Agreement and the Transactions, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 7.09 Third Party Beneficiaries. This Agreement is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, stockholder, member (other than Sellers with respect to the Sellers, and the member of the Company with respect to the Company), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 7.10 Expenses. Subject to Article VI and Section 7.06, whether or not the Acquisition is consummated, each of the Company and Sellers will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Acquisition or any of the other Transactions.

Section 7.11 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. Notwithstanding the forgoing, each of the Employment Agreement, Share Redemption Agreement, and Note shall operate independently of this Agreement, and in the event of a conflict between the terms of this Agreement, on the one hand, and the Employment Agreement, Share Redemption Agreement, and Note, as applicable, on the other hand, the terms and conditions of the applicable agreement shall control.

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Section 7.12 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years except as otherwise expressly provided for in this Agreement.

Section 7.13 Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties and CEP.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 7.14 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 7.15 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

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Section 7.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 7.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the Sellers and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 7.18 Further Assurances. From and after the Closing Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 7.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.20 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

COMPANY:

BioPower Operations Corporation

By:	/s/ Robert Kohn
Name:	Robert Kohn
Title:	Chief Executive Officer

SELLERS:

By:	/s/ Rafael Ben Shaya
Name:	Rafael Ben Shaya

By:	/s/ Troy MacDonald
Name:	Troy MacDonald

By:	/s/ Adam Benchaya
Name:	Adam Benchaya

By:	/s/ Thomas Perez
Name:	Thomas Perez

By:	/s/ Tom Saban
Name:	Tom Saban

By:	/s/ Edouard Pouchoy
Name:	Edouard Pouchoy

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Exhibit A

List of Sellers and Allocation of Series C Convertible Preferred Shares

NAME	Series C Convertible Preferred Shares

Rafael Ben Shaya	400,000
Troy MacDonald	205,000
Adam Benchaya	205,000
Thomas Perez Tom Saban	45,000 36,000
Edouard Pouchoy	9,000
900,000